Exhibit 99.1

JOHN RICCITIELLO NAMED CHIEF EXECUTIVE OFFICER OF EA

LARRY PROBST CONTINUES AS EXECUTIVE CHAIRMAN OF THE BOARD OF DIRECTORS

REDWOOD CITY, CA – Feb. 26, 2007 — Electronic Arts (NASDAQ - ERTS) today announced that effective April 2, John Riccitiello will serve as the company’s Chief Executive Officer and will join the Board of Directors. Larry Probst will continue as Executive Chairman of the Board of Directors.

Mr. Riccitiello served previously as EA’s President and Chief Operating Officer responsible for global publishing, online and other corporate functions before leaving the company in 2004.

“We’re happy to welcome John back as EA’s new CEO,” said Larry Probst. “His skill and vision as an executive and his experience in our industry have earned him the respect of our employees and shareholders.”

“Leading EA has always been my dream job and I am truly honored that Larry and the Board have given me this opportunity,” said John Riccitiello. “This is an extremely well-run company driven by outstanding studio and publishing teams. They’ve also made strategic investments in new platforms and markets that will help extend EA’s industry leadership in the years ahead.”

After leaving EA in 2004, he became a co-founder and Managing Partner at Elevation Partners. Among his responsibilities at Elevation, John oversaw the group’s videogame business. Mr. Riccitiello also serves on the board of directors of Hyperion Solutions Corporation.

Some statements in the future tense contained in this release are forward-looking statements that are subject to change. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements. Some of the factors which could cause the Company’s results to differ materially from its expectations are described in the Company’s Annual Report on Form 10-K for the year ended March 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended December 31, 2006. These forward-looking statements speak only as of the date of this release and Electronic Arts assumes no obligation and does not intend to update these forward-looking statements.

About Electronic Arts

Electronic Arts Inc. (EA), headquartered in Redwood City, California, is the world’s leading interactive entertainment software company. Founded in 1982, the company develops, publishes, and distributes interactive software worldwide for videogame systems, personal computers, cellular handsets and the Internet. Electronic Arts markets its products under four brand names: EA SPORTSTM, EATM, EA SPORTS BIGTM and POGOTM. In fiscal 2006, EA posted revenue of $2.95 billion and had 27 titles that sold more than one million copies. EA’s homepage and online game site is www.ea.com. More information about EA’s products and full text of press releases can be found on the Internet at http://info.ea.com.

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For additional information, please contact:

Tricia Gugler	Jeff Brown
Director, Investor Relations	Vice President, Corporate Communications
650-628-7327	650-628-7922